PIC INVESTMENT TRUST
                   CONTRACTUAL WAIVER/REIMBURSEMENT AGREEMENT


     This Contractual Waiver/Reimbursement Agreement ("Amendment") is entered into and effective as of March 1, 1999 by and between PIC Investment Trust, (the "Trust"), a Delaware business trust, and Provident Investment Counsel (the "Administrator"), a California corporation.

     WHEREAS, the Trust and Administrator entered into an Administration Agreement (the "Agreement") dated as of June 11, 1992 and they desire to also enter into this Agreement as provided herein;

     NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     The Administrator hereby agrees to waive its fee and to reimburse expenses to the extent necessary such that the total operating expenses of each Fund of the Trust do not exceed a percentage of the Funds average daily net assets as detailed on Exhibit A.

     Term. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of ten (10) years, unless sooner terminated as provided in this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

     Termination. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Trust, upon sixty (60) days written notice to the Administrator. The Administrator may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before its annual expiration date.

     Modification and Governing Law. This Agreement may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.


PIC INVESTMENT TRUST


By:/s/Douglass B. Allen
-----------------------------
Title: President



PROVIDENT INVESTMENT COUNSEL

By: /s/Douglass B. Allen
-----------------------------
Title: Vice President

                              PIC INVESTMENT TRUST
                   CONTRACTUAL WAIVER/REIMBURSEMENT AGREEMENT

                             Effective March 1, 1999


                                   EXHIBIT A



                                                                ANNUAL OPERATING
FUNDS                                                            EXPENSE LIMIT
--------------------------------------------------------------------------------
Provident Investment Counsel Pinnacle Balanced Fund A                 1.05%
Provident Investment Counsel Pinnacle Growth Fund A                   1.35%
Provident Investment Counsel Pinnacle Mid Cap Fund A                  1.39%
Provident Investment Counsel Pinnacle Small Company Growth Fund A     1.55%
Provident Investment Counsel Pinnacle Balanced Fund B                 1.90%
Provident Investment Counsel Pinnacle Growth Fund B                   2.10%
Provident Investment Counsel Pinnacle Mid Cap Fund B                  2.14%
Provident Investment Counsel Pinnacle Small Company Growth Fund B     2.30%
Provident Investment Counsel Growth Fund I                            1.25%
Provident Investment Counsel Small Company Growth Fund I              1.45%
Provident Investment Counsel Small Cap Growth Fund I                  1.00%